UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        January 8, 2014

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 8, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Whiting Petroleum Corporation (the “Company”) approved the allocation to the Company’s executive officers under the Company’s Production Participation Plan (the “Plan”) of interests in income from oil and natural gas wells acquired or developed during 2013. The aggregate allocation of such interests to all employees of the Company for the 2013 plan year was set at 1.75%. Of this aggregate amount, the Committee awarded 4.79% to James J. Volker and 2.05% to each of James T. Brown, Michael J. Stevens and Mark R. Williams. Once allocated, such interests (not legally conveyed) are fixed and all cash payments are pursuant to the terms of the Plan. The cash payments for 2013 for these interests will be $478,939 for Mr. Volker and $204,974 for each of Messrs. Brown, Stevens and Williams. The cash payments to such executive officers for future years as a result of such allocations are not determinable as the annual cash distributions for such interests may increase or decrease depending upon prices realized and direct costs incurred by the Company related to oil and natural gas produced by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: January 9, 2014	By:	/s/ James J. Volker
James J. Volker
Chairman and Chief Executive Officer